Exhibit 5

[Letterhead of Ballard Spahr Andrews & Ingersoll, LLP]

May 8, 2006

Theater Xtreme Entertainment Group, Inc.
250 Corporate Boulevard
Suites E & F
Newark, Delaware 19702

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Theater Xtreme Entertainment Group, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares (the “Shares”) of common stock of the Company, par value $.001 per share, issuable under the Company’s Amended and Restated 2005 Stock Option Plan (the “Plan”).

In rendering our opinion, we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such certificates, documents, corporate records and other instruments and such matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving the opinion set forth below, we have assumed the following:

1.  The Shares will continue to be duly and validly authorized on each date on which Shares are issued to participants pursuant to the terms of the Plan;

2. Upon issuance of any of the Shares, the total number of shares of common stock of the Company issued and outstanding will not exceed the total number of shares of common stock that the Company is then authorized to issue; and

3. No change occurs after the date hereof in applicable law or the pertinent facts.

Based on the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We express no opinion as to the law of any jurisdiction other than the Federal laws of the United States and the Florida Business Corporation Act.

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed with respect to the offering of the Shares.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP